Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February 3, 2020 (the “Effective Date”), is entered into by and between Floor and Decor Outlets of America, Inc., a Delaware corporation (the “Operating Company”), Floor & Decor Holdings, Inc., a Delaware corporation (f/k/a FDO Holdings, Inc.) (“Holdings” and, together with the Operating Company, the “Company”), and Thomas V. Taylor, the undersigned individual (“Executive”).

RECITALS

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer pursuant to an employment agreement with the Company, dated May 28, 2015, as amended and restated July 29, 2015 (the “Prior Agreement”);

WHEREAS, pursuant to Section 10(e) of the Prior Agreement, the Prior Agreement may be amended and restated by a writing signed by Executive and a duly authorized representative of Holdings and the Operating Company (other than Executive); and

WHEREAS, the parties desire to amend and restate the Prior Agreement in its entirety by entering into this Agreement, subject to the terms and provisions herein contained.

AGREEMENT

NOW, THEREFORE, the parties mutually agree as follows:

1.         Employment.

(a)         Term; Duties and Responsibilities. Beginning on the Effective Date, and through the Employment Period (defined below), Executive shall continue to serve as the Chief Executive Officer of the Company. The term of employment hereunder shall commence on the Effective Date and terminate on the third anniversary of the Effective Date, unless earlier terminated as set forth herein (“Employment Period”): provided, that commencing on the third anniversary of the Effective Date and each anniversary date thereafter, the Employment Period shall automatically be extended for one additional year (subject to earlier termination, as set forth herein) unless, not later than 120 calendar days prior to any such anniversary date, either the Company or Executive, in such party’s sole discretion, shall elect that such extension shall not take effect and shall have given timely written notice of such election not to extend.

(b)         Duties and Responsibilities. During the Employment Period, Executive shall at all times: (i) devote substantially all working time and efforts to the business and affairs of the Company and its subsidiaries on a full-time basis, (ii) faithfully, industriously and to the best of Executive’s ability, experience and talent, perform all duties that may be reasonably required by the Company, and observe and comply with all rules, regulations, policies and practices of the Company in effect from time to time, and (iii) with exception of serving on the boards of charitable organizations, engaging in charitable and community affairs and activities and managing his personal investments, so long as such activities do not materially adversely interfere with the performance of Executive’s Duties and Responsibilities (as defined below), not engage in any other business activities, as a director, officer, employee or consultant or in any other capacity, whether or not he receives compensation therefor, without the prior written consent of Holdings’ Board of Directors (the “Board”). Executive will report to the Board and shall have all the authority, duties and responsibilities customarily exercised by an individual serving in the position of chief executive officer at an entity engaged in a retail business that is national in scope, set forth in the bylaws of the Company, provided in Delaware General Corporations Law § 142 or otherwise in the Delaware General Corporations Law and such additional duties and responsibilities as may from time to time be assigned or prescribed to him by the Board (collectively, “Executive’s Duties and Responsibilities”).

(c)         Board Membership. Executive shall be nominated to serve as a director on the Board for so long as Executive serves as the Chief Executive Officer of the Company. Executive’s services as a member of the Board will be subject to any required stockholder approval.

(d)         Location. During the Employment Period Executive’s principal place of employment shall be at the Company’s principal executive offices, currently located in Atlanta, Georgia, with Executive being provided an office and secretarial and administrative support that is customary for a similarly situated executive. Executive acknowledges that Executive is required at all times to primarily perform his Duties and Responsibilities in the Company’s principal executive offices, except that the Duties and Responsibilities to be performed by Executive hereunder are such that Executive may be required to travel extensively at times.

2.         Compensation.

(a)         Base Salary. During the Employment Period Executive shall initially be paid a base salary (“Base Salary”) at the annual rate of $950,000, payable in installments consistent with Company’s normal payroll practices. Executive’s Base Salary shall be reviewed annually by the Board to determine, in the Board’s sole discretion, if such Base Salary should be increased, provided that during the Employment Period under this Agreement the Base Salary shall not be decreased.

(b)         Annual Bonus. In addition to Executive’s Base Salary, during the Employment Period, Executive will be eligible to earn an annual bonus (“Bonus”), contingent on the Company’s level of achievement against pre-determined objectives, as approved in advance by the Board. Executive will be eligible to earn a Bonus equal to 100% of Base Salary for target achievement of the pre-determined objectives. Executive has the potential to earn a Bonus in excess of 100% of Base Salary for achievement of “stretch” goals that are established in excess of the pre-determined objectives. Executive’s Bonus, if any, shall be paid to him at the time Bonuses are paid to executives generally and in the calendar year following the fiscal year for which the Bonus is payable. Except as otherwise provided herein, Executive must be employed on the date that the Bonus is paid in order to earn the Bonus (if any).

(c)         Payment. Payment of all compensation and other amounts to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholding, including employment and withholding taxes.

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3.         Other Employment Benefits.

(a)         Business Expenses. Upon timely submission of itemized expense statements and other documentation in conformance with the procedures specified by the Company, Executive shall be entitled to reimbursement for reasonable business and travel expenses duly incurred by Executive in the performance of Executive’s Duties and Responsibilities under this Agreement during the Employment Period.

(b)         Benefit Plans. During the Employment Period, Executive shall be entitled to participate in the Company’s employee benefit plans and programs (“Benefit Plans”) as they may exist from time to time, in each case as offered by the Company to its executive officers generally, subject to the terms and conditions thereof. Nothing in this Agreement shall require the Company to maintain any Benefit Plan, or shall preclude the Company from terminating or amending any Benefit Plan from time to time.

(c)         Vacation. Executive shall be entitled to vacation time in accordance with the Company’s vacation policy for senior executives. Executive acknowledges that given his position at the Company, Executive will use Executive’s best efforts to remain generally available and accessible to the Company’s senior managers in person or through an electronic means of communication when reasonably possible.

4.         Termination of Employment. Notwithstanding anything herein to the contrary,

(a)         For Cause. The Company may terminate Executive’s employment for Cause immediately upon written notice for any of the following reasons: (i) Executive’s (x) commission of, or being indicted for, a felony under U.S. or applicable state law, or (y) commission of a misdemeanor where imprisonment may be imposed other than for a traffic-related offense, (ii) any act of material misconduct or gross negligence by Executive in the performance of Executive’s Duties and Responsibilities or any act of moral turpitude by Executive, (iii) Executive’s commission of any act of theft, fraud or material dishonesty, (iv) Executive’s willful failure to perform any reasonable duties assigned to him by the Board or Executive’s refusal or failure to follow the lawful directives of the Board after written notice from the Company of, and 30 calendar days to cure, such refusal or failure, (v) any material breach by Executive of this Agreement or any other written agreement executed by Executive with the Company or any of its affiliates that is not cured within ten calendar days following written notice of such breach, and (vi) Executive’s unlawful appropriation of a material corporate opportunity (“Cause”). Upon termination of Executive’s employment for Cause, the Company shall be under no further obligation to Executive, except to pay or provide (A) all accrued but unpaid Base Salary through the date of termination within 30 days following such termination, less all applicable deductions, and (B) any benefits and payments pursuant to the terms of any Benefit Plan, including, without limitation, any rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (the payments and benefits described in subsections (A) and (B) herein shall be referred herein as the “Accrued Benefits”).

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(b)         Without Cause; Company Non-Extension; Good Reason. The Company may terminate Executive’s employment at any time without Cause, immediately upon written notice; the Company may terminate Executive’s employment by electing not to extend the Employment Period, upon 120 days’ written notice, as provided for in Section 1(a) above (“Company Non-Extension”); and Executive may terminate Executive’s employment at any time for “Good Reason.” Upon termination of Executive’s employment by the Company without Cause, a Company Non-Extension or by Executive for Good Reason, in each case other than a Change in Control Termination (as defined below), Executive shall be entitled to receive, in each case less all applicable deductions, (i) the Accrued Benefits, plus (ii) contingent on Executive executing and not revoking a release of any and all claims that the Executive may have against the Company substantially in the form set forth in Exhibit A (the “Separation Agreement”), (w) an amount equal to two times Executive’s Base Salary on the date of termination, payable over 24 months in substantially equal installments on the Company’s regular pay dates, commencing on the first regular pay date following the 60th calendar day following Executive’s termination date, plus (x) the Bonus, determined pursuant to Section 2(b), with respect to the most recently completed fiscal year if such Bonus is unpaid on the date of termination of employment, payable upon the later of (i) the date Bonuses are paid to executives generally and (ii) the first regular pay date following the 60th calendar day following Executive’s employment termination date, plus (y) an amount equal to (A) the average Bonus earned over the two completed fiscal years prior to Executive’s date of termination multiplied by (B) a fraction, the numerator of which is the number of days between the first day of the fiscal year and the date of such termination of employment (inclusive) and the denominator of which is 365, payable on the first regular pay date following the 60th calendar day following Executive’s employment termination date, plus (z) an amount equal to the Company portion of the health care premiums for Executive (including for his spouse and eligible dependents) for 24 months following Executive’s termination date, commencing on the first regular pay date following the 60th calendar day following Executive’s termination date. If the Separation Agreement fails to become effective and irrevocable prior to the 60th calendar day following Executive’s employment termination date because Executive delays, fails or refuses to execute or revokes the Separation Agreement, the Company shall have no obligation to make the payments provided by Section 4(b)(ii). A termination of Executive under this Section 4(b) does not include a termination by reason of Executive’s Disability or upon the death of Executive.

“Good Reason” shall mean, without Executive’s written consent, (i) a material diminution in Executive’s then authority, duties or responsibilities; (ii) a material diminution in Executive’s Base Salary; (iii) relocation of Executive’s office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of this Agreement by the Company, provided, that Executive must provide the Company with written notice of the existence of the event or change constituting Good Reason within 30 calendar days of any such event or change having occurred and allow the Company 60 calendar days from receipt of such notice from Executive to cure the same. If the Company so cures the event or change, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured event or change. If such event or change is not cured within such 60 day period, Executive must resign his employment with the Company within 30 calendar days of the end of the cure period or Executive will be deemed to have waived his right to terminate his employment for Good Reason based upon such event or change.

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(c)         Change in Control Termination. Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, within one year following a Change in Control (as defined below); provided that such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A (as defined below)) (a “Change in Control Termination”), Executive shall be entitled to receive, in each case less all applicable deductions, (i) the Accrued Benefits plus (ii) contingent on Executive executing and not revoking the Separation Agreement, the amounts provided pursuant to Section 4(b)(ii), plus an amount equal to two times Executive’s target Bonus (at the target Bonus rate for the fiscal year of termination), (A) to the extent permitted by Section 409A, amounts pursuant to Section 4(c)(ii) shall be paid in a lump sum on the first regular payroll date after the 60th day after the date of termination and (B) for any remaining amounts, in accordance with Section 4(b). If the Separation Agreement fails to become effective and irrevocable prior to the 60th calendar day following Executive’s employment termination date because Executive delays, fails or refuses to execute or revokes the Separation Agreement, the Company shall have no obligation to make the payments provided by Section 4(c). A termination of Executive under this Section 4(c) does not include a termination by reason of Executive’s Disability or upon the death of Executive. A “Change in Control” means any Change in Control as defined on Exhibit B hereto or the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Voting Securities (as defined in Holdings’ 2011 Amended and Restated Stock Incentive Plan) immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Company Voting Securities, as the case may be.

(d)         Resignation. Executive may terminate his employment with the Company upon 90 calendar days prior written notice to the Company. Failure to provide such notice shall constitute a breach of this Agreement for which Executive shall be liable to the Company for any damages the Company sustains. In addition, upon termination by Executive of his employment with the Company under this Section 4(d), (i) the Company shall be under no further obligation to Executive, except to pay the Accrued Benefits; (ii) all options to purchase shares of Class B non-voting common stock, par value $0.001 per share, of the Company, granted to Executive on December 13, 2012 pursuant to the Company’s 2011 Stock Option Plan (the “Options”) that are held by such Executive that are vested and exercisable on the date of Executive’s resignation may be exercised by Executive at any time within a period beginning on the date of such resignation and ending on the earlier of (A) 30 days after the date of such resignation, and (B) the expiration date of the stated term of such Options, after which any unexercised Options shall terminate.

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(e)         Disability of Executive; Death. The Company may terminate this Agreement if Executive experiences a Disability (as defined below) and this Agreement shall terminate upon the death of Executive. “Disability” means Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of three months under the Company’s long-term disability plan. Executive agrees to submit to such medical examinations as may be reasonably requested by the Company, from time to time, to determine whether a Disability exists. Any determination as to the existence of a Disability shall be made as follows: first, the Company shall be entitled to engage a physician to determine the existence of a Disability; then, if Executive disagrees with such determination, Executive shall give written notice of Executive’s disagreement within ten days after Executive is notified in writing of such determination, and Executive shall be entitled to engage a physician to determine the existence of a Disability; and if Executive’s physician disagrees with the determination made by the Company’s physician, then these two physicians shall mutually agree upon a third physician who shall make a determination whether a Disability exists, and such determination shall be final and binding upon the Company and Executive. The Company and Executive shall share equally in the costs of such third physician. Upon such termination of employment by reason of Disability or death, Executive, or Executive’s personal representatives under Executive’s last will and testament, and if none exists, his heirs at law, as applicable, shall be entitled to receive (i) the Accrued Benefits, (ii) continuation of Base Salary for twelve months, commencing on the first regular pay date following the 60th calendar day following Executive’s termination date (iii) the Bonus with respect to the most recently completed fiscal year if such Bonus is unpaid on the date of termination of employment, payable pursuant to Section 2(b), and (iv) a pro-rated portion of the Bonus that actually would have been earned by Executive had Executive remained employed through the Bonus payment date based on the actual achievement of the Company against the performance targets set by the Board for the applicable fiscal year, such pro-rated portion to be equal to a fraction, the numerator of which is the number of days between the first day of the fiscal year and the date of such termination of employment (inclusive) and the denominator of which is 365, payable pursuant to Section 2(b).

(f)         Cooperation. Following termination of Executive’s employment for any reason, Executive shall (i) reasonably cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive and (ii) during the 24-month period following Executive’s termination of employment, cooperate and provide assistance to the Company at its reasonable request in connection with any action, suit or proceeding brought by or against the Company or any of its affiliates (or in which any of them is or may be a party) or that relates in any way to Executive’s acts or omissions while employed by the Company; provided that Executive shall not be required to cooperate (x) against his own legal interests or (y) to the extent it materially interferes with his employment or business activities after reasonable attempts by the Executive to mitigate such interference. The Company agrees to promptly reimburse Executive for reasonable expenses incurred by him in connection with assisting the Company in the manner described in the immediately preceding sentence (including reasonable legal fees incurred by Executive approved in writing, in advance, by the Company, with such approval not to be unreasonably withheld). Reimbursement shall be made in accordance with the applicable policy of the Company then in effect. Upon termination for any reason, Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any of its subsidiaries. Executive’s obligations under this Section 4(f) shall survive the termination of Executive’s employment and the expiration or termination of the Agreement.

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(g)         Company Property. All assets, property and equipment and all tangible and intangible information relating to the Company, its affiliates and their respective employees, customers or vendors furnished to, obtained by or prepared by Executive or any other person during the course of or incident to Executive’s employment by the Company or any of its subsidiaries are and shall remain the sole property of Company (“Company Property”). Company Property includes, but is not limited to, computer equipment, books, manuals, records, reports, notes, correspondence, contracts, customer lists, business cards, advertising, sales, financial, personnel, operations and manufacturing materials and information, data processing reports, computer programs, software, customer information and records, business records, price lists or information and samples, and in each case shall include all copies thereof in any medium, including paper, electronic and magnetic media and all other forms of information storage. Following termination of Executive’s employment for any reason, Executive must return all Company Property to the Company without demand or request by the Company therefor. Executive shall further permanently delete any Company information from any computers or other electronic storage devices owned by Executive. Upon request of the Company, Executive shall certify in writing that Executive has complied with the requirements of this Section 4(g). Executive’s obligations under this Section 4(g) shall survive termination of Executive’s employment and the expiration or termination of the Agreement until Executive has returned all Company Property to the Company. Notwithstanding the foregoing, Executive shall be entitled to retain a copy of his contacts, calendars, personal correspondence, diaries and any compensation-related documents or materials reasonably needed by Executive for tax purposes.

5.         Restrictive Covenants.

(a)         Definitions. When capitalized and used herein, the following terms shall have the following meanings set forth below:

(i)         “Business” means the business (whether operated in physical locations or online over the internet) of selling hard surface flooring materials.

(ii)        “Competitive Area” means the 30 mile radius around any location where the Company (i) has a then current location (including the Company’s current locations listed on Exhibit C attached hereto) and (ii) has a bona fide intention to open a new location.

(iii)       “Competitive Business Activity” shall mean providing services to a Competitor that are the same or similar to Executive’s Duties and Responsibilities under this Agreement, whether as an employee, independent contractor or consultant.

(iv)       “Competitor” means any Person (other than the Company and its affiliates) engaged in the Business for which the Business constitutes at least 25% of gross revenue. To the extent that a Competitor is engaged in any business activities other than the Business, the term “Competitor” does not restrict Executive’s involvement with such other business activities.

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(v)        “Confidential Information” means information developed by or on behalf of any of the Company or its affiliates that is not generally known by persons not employed by the Company or its affiliates and that could not easily be determined or learned by someone outside the Company, including information concerning (A) Customers, Suppliers, internal corporate policies and strategies, corporate opportunities, financial and sales information, personnel information, forecasts, business and marketing plans, (B) the affairs or assets of the Company and its affiliates, accounts, or clients for which the Company or its any of its affiliates performs, directly or indirectly, services, or (C) the nature and material terms of business opportunities, investors, business and proposals available to the Company or its affiliates. Confidential Information (x) includes both written information and information not reduced to writing, whether or not explicitly designated as confidential, (y) is of a special and unique nature and value to the Company, its affiliates and their respective businesses and (z) provides the Company or its affiliates with a competitive advantage. Confidential Information does not include information that is publicly available or is readily ascertainable from publicly available information.

(vi)       “Customer” means any Person who is a customer or client of the Company or its affiliates that is a professional contractor and with whom Executive had material business-related contact (whether in person, by telephone or by paper or electronic correspondence), on behalf of the Company or its affiliates.

(vii)      “Person” means any individual or entity.

(viii)     “affiliates” means a Person’s subsidiaries, affiliates, successors, transferees or assigns that are engaged in the Business.

(ix)       “Restricted Period” means the time period beginning on the Effective Date of this Agreement and ending two years from the termination of Executive’s employment with the Company for any reason, whether by Executive or Company.

(x)        “Supplier” means any Person who supplies products or services to the Company in support of the Company’s Business and with whom Executive had material business-related contact (whether in person, by telephone or by paper or electronic correspondence), on behalf of the Company or its affiliates.

(b)         Confidentiality. Executive shall not, while employed under this Agreement and after the Employment Period terminates, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any Confidential Information, other than in the course and scope of Executive’s Duties and Responsibilities under this Agreement; provided that after following the procedures below, Executive may disclose Confidential Information to the extent required by subpoena or other request having the force of law. In the event that Executive receives a subpoena or other request having force of law, or reasonably believes that disclosure of Confidential Information is required by law, Executive shall promptly provide the Company, to the extent reasonably possible, with written notice thereof, and shall reasonably cooperate, at no expense to Executive, with the Company if the Company elects to seek a judicial protective order or other appropriate judicial protection of such Confidential Information.

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In accordance with 18 U.S.C. Section 1833, notwithstanding anything to the contrary in this Agreement: (i) Executive shall not be in breach of this Agreement and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney, and may use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(c)         Whistleblowers. Nothing in this Agreement shall be construed to prohibit Executive, or any officer or director of the Company, from reporting possible violations of law or regulation to any governmental agency or regulatory body or making other disclosures that are protected under any law or regulation, or from filing a charge with or participating in any investigation or proceeding conducted by any governmental agency or regulatory body. Executive and any officer or director of the Company do not need the prior authorization of the Company to make any such reports or disclosures and are not required to notify the Company that they have made such reports or disclosures.

(d)         Noncompete. During the Restricted Period, Executive will not, directly or indirectly, independently or in cooperation with any other Person, engage in a Competitive Business Activity in a Competitive Area.

(e)         Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope, in light of the nature and geographic scope of the Business subject to this restriction. Executive represents, warrants, acknowledges and agrees that he has been fully advised by counsel in connection with the negotiation, preparation, execution and delivery of this Agreement; and no reasonable Person in the position of the Company would employ Executive under the terms and conditions of this Agreement without the benefit of the restrictive covenants applicable to Executive under Sections 5(b) through 5(g) of this Agreement, and without the other agreements by Executive contained herein (collectively, the “Restrictive Covenants and Agreements”). Accordingly, Executive agrees to be bound by the Restrictive Covenants and Agreements contained in this Agreement to the maximum extent permitted by law, it being the intent and spirit of the parties that the Restrictive Covenants and Agreements contained herein shall be valid and enforceable in all respects.

(f)         Non-Solicitation of Customers and Suppliers. During the Restricted Period, Executive shall not (whether on Executive’s own behalf or on behalf of another Person), directly or indirectly: (a) solicit Customers to purchase products on behalf of a Competitor, or (b) solicit Suppliers to provide products or services to support a Competitor.

(g)         Non-Solicitation of Employees. During the Restricted Period, Executive shall not (whether on Executive’s own behalf or on behalf of some other Person), directly or indirectly solicit or attempt to hire any individual who is at that time an employee, independent contractor or other agent of the Company or any of its affiliates or (b) induce or encourage any employee, independent contractor or other agent of the Company or any of its affiliates to terminate or materially reduce, as applicable, his or her employment or other business relationship or affiliation with the Company or any of its affiliates; provided, that the parties acknowledge and agree that Executive’s placement of a general advertisement that is not directed at any specific Person or group of Persons, but to the public at large, in a public newspaper, or on the Internet or other public medium, shall not constitute a violation of this Section 5(g).

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(h)         Non-Disparagement. Except as occurs performing Executive’s Duties and Responsibilities during the Employment Period (such as chastising or criticizing store management, suppliers and others doing business with the Company for performing in a manner Executive in good faith believes is not in the best interests of the Company and the Business), while employed by the Company and during the Restricted Period, Executive will not directly or indirectly, make or publish any disparaging or derogatory statements or otherwise disparage the business reputation of the Company or any of its affiliates or take any actions that are harmful, in any material respect, to the Company’s (or any of its affiliates’) goodwill with its Customers, Suppliers, employees, the media or the public. During the Restricted Period, the Company shall instruct its officers and directors not to, directly or indirectly, make or publish any disparaging or derogatory statements or otherwise take any actions that disparage Executive’s business reputation or take any actions that are harmful, in any material respect, to Executive’s goodwill with the Company’s Customers, Suppliers, employees, the media or the public, except as occurs performing their duties during the Employment Period (such as chastising or criticizing Executive for performing in a manner such officers or directors in good faith believe are not in the best interests of the Company and the Business). Provided, however, the foregoing shall not prohibit the Executive or any director or officer of the Company from making truthful statements when required, or based upon advice of legal counsel, Executive, or any officer or director of the Company, in good faith believes is required, by law, rule, regulation or judicial or governmental administrative subpoena, order or process in connection with any legal proceeding, to a governmental agency or body or its representative, or in connection with any governmental administrative proceeding.

(i)         Reformation. If any court determines that any of the Restrictive Covenants and Agreements, or any part thereof set forth in this Section 5, is or are unenforceable due to over breadth or any other reason, such court shall have the power to modify such provision to the extent necessary to make it reasonable and enforceable and such modified provision shall then be enforceable to the maximum extent permitted by applicable law. Executive acknowledges and agrees that the Restrictive Covenants and Agreements of Executive in this Agreement are reasonable and valid in geographic and temporal scope and in all other respects. If, however, any court subsequently determines that any of the Restrictive Covenants and Agreements, or any part thereof, is or are invalid or unenforceable and not capable of modification, the remainder of the Restrictive Covenants and Agreements shall not thereby be affected and shall be given full effect without regard to the invalid portions.

(j)         Survival. Executive’s obligations under this Section 5 shall survive the termination of Executive’s employment and the expiration or termination of this Agreement in accordance with the terms and conditions herein.

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6.         Inventions.

(a)         Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (collectively, “Inventions”), whether patentable or unpatentable, made or conceived by Executive, solely or jointly with others, that are related to Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon. For the avoidance of doubt, Executive understands that the provisions of this Section 6 requiring assignment of Inventions to the Company do not apply to any Invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those Inventions that either (i) relate at the time of conception or reduction to practice of the Invention to the Company’s Business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by an employee for the Company (other than Executive). Executive will assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Period, together with the right to file, in Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”). Executive will, at any time during and for a period of three years subsequent to the Employment Period, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be reasonably requested from time to time by the Company with respect to the Inventions, provided that Executive shall not be obligated to incur any expense in connection therewith. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony), at no expense to Executive, to obtain the Inventions for its benefit, all without additional compensation to Executive from the Company.

(b)         In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including without limitation, all of Executive’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, including without limitation the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called “moral rights” with respect to the Inventions. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive’s benefit by virtue of Executive being an employee of, or other service provider to the Company. Executive’s obligations under this Section 6 shall survive the termination of employment and the expiration or termination of this Agreement in accordance with the terms and conditions herein.

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7.         No Inconsistent Obligations. Executive hereby represents, warrants and agrees that: (a) there are no restrictions or agreements, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive’s execution and delivery of, or performance under, this Agreement; (b) to the best actual knowledge and belief of Executive, none of the information supplied by Executive to Company in connection with Executive’s employment by Company misstated a material fact or omitted material facts necessary to make the information supplied by Executive not materially misleading; (c) Executive does not have any business or employment relationship that creates a conflict between the interests of Executive and the Company or any of its subsidiaries; and (d) Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others.

8.         Indemnification of Executive. While employed by the Company and for so long thereafter as liability exists with regard to the Executive’s activities while employed by the Company, the Company shall indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Executive to the extent Executive is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was an officer of the Company or, while an officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such indemnitee. Notwithstanding the preceding sentence, the Company shall be required to indemnify, or advance expenses to, Executive in connection with a proceeding (or part thereof) commenced by Executive only if the commencement of such proceeding (or part thereof) by Executive was authorized by the Board; provided, that the Company shall be required to advance expenses to Executive in connection with a proceeding (or part thereof) commenced by Executive to enforce indemnification rights. The rights to indemnification and to the advance of expenses conferred in this Section 8 shall not be exclusive of any other right that Executive may have or hereafter acquire under Holdings’ Certificate of Incorporation or Bylaws, the Shareholders Agreement, dated November 24, 2010, among Holdings and the investors party thereto, as amended from time to time, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

9.         Section 409A. Notwithstanding anything herein to the contrary,

(a)         Although the Company does not guarantee to Executive any particular tax treatment relating to the payments and benefits under this Agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively, “Section 409A”), and all provisions of this Agreement shall be administered, interpreted and construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding any other provision hereof, in no event shall the Company be liable for, or be required to indemnify Executive for, any liability of Executive for taxes or penalties under Section 409A.

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(b)         A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c)         With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)         Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten calendar days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e)         Notwithstanding any other provision hereof, if Executive is, as of the date of termination, a “specified employee” for purposes of Treas. Reg. § 1.409A-1(i), then any amount payable to Executive pursuant to Section 4 hereof that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is six months after the date of termination, or if earlier, the date of Executive’s death. Any payments to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 calendar days of Executive’s death to his surviving spouse (or to his estate if Executive’s spouse does not survive him).

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10.         Miscellaneous.

(a)         280G. Notwithstanding anything herein to the contrary, in the event that an independent, nationally recognized, accounting firm, which shall be designated by the Company (the “Accounting Firm”) shall determine that any payment or distribution of any type to or for Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) than if Executive received all of the Total Payments. If the Accounting Firm determines that Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then Executive shall retain all of the Total Payments. If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations, hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify Executive and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 10(a) shall be binding on Executive and the Company and shall be made as soon as reasonably practicable following the later of Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm.

To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by Executive (including Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

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(b)         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles.

(c)         Assignment and Transfer. Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all of the Company’s assets, any corporate successor to the Company or any assignee thereof.

(d)         Entire Agreement. This Agreement, any outstanding equity agreements between Executive and Holdings relating to an award under Holdings’ 2011 Amended & Restated Stock Incentive Plan or 2017 Stock Incentive Plan, and the Company’s policies and procedures, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof, including the Prior Agreement.

(e)         Amendment and Waiver; Rights Cumulative. This Agreement may be amended, waived or discharged only by a writing signed by Executive and by a duly authorized representative of Holdings and the Operating Company (other than Executive). No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of Holdings and the Operating Company, by a duly authorized representative of Holdings and the Operating Company (other than Executive). The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

(f)          Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(g)         Remedy for Breach. In the event of breach or threatened breach of any Restrictive Covenants and Agreements of Executive hereunder, including any breach of Sections 4(f), 4(g), 5 or 6, the damage or imminent damage to the value and the goodwill of the Company and its subsidiaries’ business would be inestimable and irreparable, and therefore any remedy at law or in damages shall be inadequate. Accordingly, (i) the provisions of Section 10(i) shall not preclude the Company from obtaining provisional relief, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Agreement, and (ii) the Company shall be entitled to seek an injunction to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions thereof in addition to any other remedy (including damages) to which they are entitled at law or in equity. Each party agrees and consents to personal jurisdiction, service of process and venue in any federal or state court within the State of Delaware, County of New Castle, in connection with any action brought in connection with a request for any such provisional or injunctive relief, and in connection with any action to enforce this arbitration clause or an award in arbitration. Each party in any action instituted pursuant to this Agreement shall be responsible for its own attorneys’ fees and other expenses incurred in such action. In the event Executive violates (i) the Restrictive Covenants and Agreements (pursuant to the terms thereof) or (ii) Executive’s obligations in Sections 4(f) or 4(g) or Section 6 above, and does not cure such violations within 30 days of written notice from the Company to Executive that such violation has occurred, then any obligations to pay amounts to Executive pursuant to Section 4(b)(ii) of this Agreement shall immediately cease. This Section 10(g) shall survive Executive’s termination of employment and the expiration or termination of this Agreement.

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(h)         Notices. All notices, demands or requests made pursuant to, under or by virtue of this Agreement must be in writing and sent to the party to which the notice, demand or request is being made by (i) by nationally recognized overnight courier delivery for next business day delivery, (ii) by hand delivery, or (iii) by facsimile or electronic mail transmission followed by overnight delivery the next business day to the addresses listed below; or to such other street address to which hand deliveries may be made as is specified by a party by not less than five days prior notice to the other party given in accordance with the provisions of this Section. Any notice given in accordance with the provisions of this Section shall be deemed given on the date of initial delivery or initial attempted delivery in the event of rejection or other refusal to accept or inability to deliver because of changed address of which proper notice was not given or which is not a street address shall be deemed to be receipt of the notice, request, demand or other communication, provided that such delivery or attempted delivery at the addresses listed below must be on a business day between 8:30a.m. and 5:30p.m. in the time zone in which such address is located. Legal counsel for the respective parties may send to the other party any notices, requests, demands or other communications required or permitted to be given hereunder by such party.

If to Executive:

To the address on file with the Company.

If to the Company:

Floor and Decor Outlets of America, Inc.
2500 Windy Ridge Parkway, SE

Atlanta, GA 30339
Telephone: (404) 471-1634
Facsimile: (404) 393-3540
Attention: General Counsel

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with copies to:

Floor & Decor Holdings, Inc.
2500 Windy Ridge Parkway, SE
Atlanta, Georgia 30339
Telephone: (404) 471-1634
Facsimile: (404) 393-3540
Attention: General Counsel

and

Proskauer Rose LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
Telephone: (310) 284-4519
Facsimile: (310) 557-2193
Attention: Colleen M. Hart, Esq.

(i)         Arbitration. Subject to Section 10(g), any dispute, claim, controversy or cause of action, in law (but not in equity), directly or indirectly relating to or arising out of or related to this Agreement, the termination or validity hereof, including the determination of the scope or applicability of this agreement to arbitrate, or the employment relationship, shall, to the fullest extent permitted by law, be exclusively determined by final, binding and confidential arbitration in Wilmington, Delaware conducted by JAMS, Inc. (“JAMS”), or its successor, pursuant to the JAMS Comprehensive Arbitration Rules and Procedures in effect as of the Effective Date. If Executive files a demand for arbitration hereunder, Executive shall not be required to pay the cost of the filing fees in excess of the amount Executive would be required to pay to commence a comparable action in the applicable state or federal courts of Delaware and the Company shall be responsible for the payment of any excess. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with Delaware law, the arbitrators shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The arbitrator shall, in their award, allocate all of the costs of the arbitration; provided that each party shall be responsible for its attorneys’ fees in connection with the arbitration. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1— 16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator will have the same, but no greater, remedial authority than would a court of law (except that the arbitrator shall not have the power or authority to award punitive damages, consequential damages, lost profits or speculative damages to either party). This agreement to resolve any disputes by binding arbitration extends to claims by or against the Company and claims by or against any of its affiliates, and applies to claims directly or indirectly arising under or out of (i) federal, state and local laws, including claims of alleged discrimination on any basis, or (ii) the common law. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Agreement will prevail. The parties shall keep confidential the existence of the claim, controversy or disputes from third parties (other than the arbitrator), and the determination thereof, unless otherwise required by law or necessary for the business of the Company or the other parties to the arbitration, provided that notwithstanding the foregoing, Executive shall be entitled to disclose the existence of, and information and documentation regarding, the claim, controversy or disputes to Executive’s accountants, lawyers and financial and other consultants on a “need to know” basis who are assisting or representing such Executive in connection with the arbitration proceeding. If for any reason this arbitration clause becomes not applicable, then each party, to the fullest extent permitted by applicable law, hereby irrevocably waives all right to trial by jury as to any issue relating hereto in any action, proceeding, or counterclaim arising out of or relating to this Agreement or any other matter involving the parties hereto. Each of the parties hereto agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the City of Wilmington in the State of Delaware in connection with any action brought to enforce an award in arbitration. This Section 10(i) shall survive Executive’s termination of employment and the expiration or termination of this Agreement.

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By initialing below, the parties hereby agree to the provisions set forth in this Section 10(i):

EXECUTIVE:	/s/ Thomas V. Taylor	OPERATING COMPANY:	/s/ David Christopherson

HOLDINGS:	/s/ David Christopherson

(j)         Further Assurances. Executive shall, upon the Company’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement. The Company shall, upon the Executive’s reasonable request, execute such further documents and take such other actions as may be permitted or reasonably required by law to implement the purposes, objectives, terms, and provisions of this Agreement.

(k)         Interpretation. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive. As used herein: (i) reference to any gender includes each other gender; (ii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (iii) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (iv) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (v) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (vi) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (vii) “or” is used in the inclusive sense of “and/or”; (viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (ix) reference to dollars or $ shall be deemed to refer to U.S. dollars.

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(l)         Acknowledgement. Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice.

(m)       Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered to have the force and effect of an original.

(n)        Each Party the Drafter. Executive understands the terms and conditions set forth in this Agreement and acknowledges having had adequate time to consider whether to agree to the terms and conditions and to consult a lawyer or other advisor of Executive’s choice. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

(o)        Time of Essence. Time is and shall be of the essence in connection with this Agreement and the terms and conditions contained herein.

(p)        Survival. To the extent not otherwise expressly provided in this Agreement, all rights and obligations of any party to this Agreement not fully satisfied or performed, as applicable, on the date Executive’s employment is terminated, shall survive the termination of Executive’s employment and the expiration or termination of the Agreement, including, without limitation, Sections 4, 5, 6, 8, 9 and 10 of the Agreement.

[Remainder of Page Intentionally Left Blank / Signatures on Next Page]

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

FLOOR AND DECOR OUTLETS OF AMERICA, INC.

By:	/s/ David V. Christopherson
Name:	David V. Christopherson
Title:	Executive Vice President, Secretary and General Counsel

FLOOR & DECOR HOLDINGS, INC.

By:	/s/ David V. Christopherson
Name:	David V. Christopherson
Title:	Executive Vice President, Secretary and General Counsel

THOMAS V. TAYLOR

/s/ Thomas V. Taylor